October 19, 2000



Board of Directors
K-V Pharmaceutical Company
2503 South Hanley Road
St. Louis, Missouri  63144

         Re:      Registration Statement on Form S-8

Gentlemen:

         We have served as counsel to K-V Pharmaceutical Company (the "Company") in connection with the various legal matters relating to the filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, relating to (a) 75,000 shares of Class A Common Stock, par value $.01 per share, 150,000 shares of Class B Common Stock, par value $.01 per share (collectively, the "Executive Common Stock"), which Executive Common Stock has been issued pursuant to, or, in the case of shares subject to options, are reserved for issuance pursuant to an employment agreement (the "Employment Agreement") dated as of December 16, 1996 between the Company and Marc S. Hermelin (the "Executive"), as amended; and (b) 500 shares of Class A Common Stock, (the "Consulting Common Stock"), which the Company is obligated to issue (and intends to issue promptly after the effectiveness of the Registration Statement) pursuant to a Consulting Agreement dated as of October 1, 2000
("Consulting Agreement") between the Company and Laura Kragie, M.D. (the "Consultant"). The Executive Common Stock and the Consulting Common Stock are herein referred to collectively as the "Shares."

         We have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, certain resolutions adopted by the Board of Directors of the Company relating to the Employment Agreement and Consulting Agreement and certificates received from state officials and from officers of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the correctness of all statements submitted to us by officers of the Company.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. All Shares issued pursuant to the Employment Agreement are duly authorized, validly issued, fully paid and nonassessable, and all Shares reserved for issuance pursuant to the Employment Agreement, or to be issued pursuant to the Consulting Agreement, if issued in accordance with the Employment Agreement or the Consulting Agreement as the case may be, will be duly authorized, validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offer and sale of the Shares.

                                            Very truly yours,

                                            /s/ Gallop, Johnson & Neuman, L.C.

                                            GALLOP, JOHNSON & NEUMAN, L.C.